Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 29th day of February, 2012 (the “Effective Date”) by and between Heritage Global Partners, Inc. (the “Company”) and Ross Dove (“Executive”).

Executive is skilled in business and financial matters as they relate to the capital asset auction and asset valuation business. The parties hereto believe that it is in their respective interests to enter into an employment agreement whereby, for the consideration specified herein, Executive shall provide the services specified herein. Certain definitions are set forth in Section 7.

The parties hereto agree as follows:

Section 1. Employment.

(a) Employment Period. The Company agrees to employ Executive and Executive accepts such employment for the period (the “Employment Period”) beginning on the Effective Date and ending on the fifth anniversary of the Effective Date. The Employment Period will renew automatically on a year-to-year basis thereafter, until either party gives notice of non-renewal not less than sixty (60) days prior to an anniversary of the Effective Date. The Employment Period will end on an earlier date if Executive’s employment is terminated in accordance with Section 2 (the date of termination or non- renewal being hereinafter called the “Termination Date”).

(b) Position and Duties.

(i) During the Employment Period, Executive shall serve as President of the Company and Executive shall report to the Chief Executive Officer of CRB. Executive shall perform all duties and shall have all powers which are commonly and reasonably incident to his office as well as all powers that are reasonably delegated to Executive by the Chief Executive Officer of CRB.

(ii) Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company, except for permitted vacation periods in accordance with the Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities, provided that none of such activities materially interfere with Executive’s duties to the Company or its Subsidiaries.

(c) Salary, Bonus and Benefits.

(i) During the Employment Period, the Company shall pay Executive a base salary at the rate of no less than $300,000 per annum (the “Base Salary”) in accordance with the regular payroll practices of the Company with respect to executive officers of the Company. The Chairman of the Board of the Company’s corporate parent Counsel RB Capital Inc. (“CRB”) shall review the Base Salary annually for potential increases, but shall not reduce it.

(ii) During the Employment Period, Executive will be eligible for a discretionary annual bonus of up to fifty percent (50%) of the Base Salary, pro-rated for any periods that do not commence on January I or end on December 31 in any given year (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable) (the “Bonus”). The Chairman of the Board of CRB shall determine in his reasonable discretion the amount of any Bonus to be awarded based on performance criteria established at the beginning of each fiscal year, and the timing of such award and the payment of any such Bonus shall be made within the ninety (90) day period beginning on March 1 of each year immediately following the fiscal year in which the services to which the Bonus applies were performed.

(iii) During the Employment Period, Executive will be entitled to participate in all employee stock option, health and welfare benefit plans, programs and practices maintained by CRB for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices which CRB generally provides to its executives from time to time.

(d) Expenses. The Company shall pay or reimburse Executive (at the Company's option) in accordance with CRB’s then-current policies for fully-documented (in accordance with the CRB’s policies) reasonable and necessary expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of his duties hereunder, including, without limitation, travel on behalf of or in connection with his services for the Company in a manner customary for the Company's executives, including food and lodging expenses while Executive is away from home performing services for the Company.

(e) Workplace and Work Schedule. Executive’s workplace will be located in Foster City, or such other office or offices as are approved by the Company. Executive is entitled to such holidays as are established by the Company's U.S. policies. Executive is entitled to four (4) weeks of paid vacation per year of employment at Executive’s then applicable Base Salary (prorated for the period of vacation), which may be taken in various periods, subject to the Company’s reasonable needs.

Section 2. Termination of Employment.

(a) Death or Disability. The Company may terminate Executive’s employment during the Employment Period due to his death or Disability. If Executive dies during the Employment Period, the Termination Date will be deemed to be the date of his death.

(b) Cause. The Company may terminate the employment of Executive immediately at any time during the Employment Period for Cause by giving him a Notice of Termination.

(c) Without Cause. Both the Company and Executive may terminate Executive's employment at any time during the Employment Period without Cause by giving him a Notice of Termination thirty (30) days prior to the Termination Date.

(d) Good Reason. Executive may terminate his employment during the Employment Period for Good Reason by providing the Company a Notice of Termination.

Section 3. Effect of Termination of Employment.

(a) Death or Disability. If Executive’s employment is terminated due to death or Disability pursuant to Section 2(a), neither Executive nor his beneficiary or estate will have any further rights or claims against the Company under this Agreement, except the right to receive:

(i) the earned but unpaid portion, if any, of the Base Salary, computed on a pro-rata basis through the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable);

(ii) any outstanding amounts owed to Executive, if any, pursuant to Section 1(d), which amount shall be paid within ninety (90) after Executive incurred such expense (collectively, the “Accrued Compensation”); and

(iii) provided that Executive has met, as of the Termination Date, the performance criteria established with respect to the Bonus for the fiscal year in which the Termination Date occurs, the pro-rata portion of the Bonus for such fiscal year (based on the actual number of days elapsed from the beginning of the fiscal year to the Termination Date over a year of 365 or 366 days, as applicable), such pro-rated Bonus shall be paid after March 1 and on or before March 15 of the year immediately following the fiscal year in which the Termination Date occurs.

(b) Cause. If Executive’s employment is terminated by the Company for Cause pursuant to Section 2(b), neither Executive nor his beneficiary or estate will have any further rights or claims against the Company under this Agreement, except the right to receive the Accrued Compensation as provided in Sections 3(a)(i) and (ii).

(c) Without Cause. If Executive’s employment is terminated by the Company or by Executive without Cause pursuant to Section 2(c), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive:

(i) the Accrued Compensation as provided in Sections 3(a)(i) and (ii);

(ii) an amount equal to the amount of the Base Salary, payable in equal monthly installments, Executive would have received for the period commencing on the Termination Date and ending 12 months after the Termination Date as provided in Section 9(b); and

(iii) provided that Executive has met, as of the Termination Date, the performance criteria established with respect to the Bonus for the fiscal year in which the Termination Date occurs, the pro-rata portion of the Bonus for such fiscal year (based on the actual number of days elapsed from the beginning of the fiscal year to the Termination Date over a year of 365 or 366 days, as applicable), such pro-rated Bonus shall be paid after March 1 and on or before March 15 of the year immediately following the fiscal year in which the Termination Date occurs.

(d) Good Reason. If Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(d), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive:

(i) the Accrued Compensation as provided in Sections 3 (a)(i) and (ii); and

(ii) an amount equal to the amount of the Base Salary, payable in equal monthly installments, Executive would have received for the period commencing on the Termination Date and ending 12 months after the Termination Date as provided in Section 9(b).

(e) Release. Executive acknowledges and agrees that the payments provided for in Sections 3(c)(ii), 3(c)(iii) and 3(d)(ii) constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Employment Period without Cause pursuant to Section 2(c) or with Good Reason pursuant to Section 2(d). Notwithstanding the foregoing, if Executive is entitled to the payments set forth in Section 3(c)(ii), Section 3(c)(iii) or Section 3(d)(ii), Executive shall execute and agree to be bound by an agreement, in form and substance reasonably satisfactory to the Company (the “Release”), relating to the waiver and general release of any and all claims arising out of or relating to Executive’s employment and termination of employment, and the Company will have no obligation to make the payments contemplated under Section 3(c)(ii), Section 3(c)(iii) or Section 3(d)(ii), as the case may be, if Executive fails to execute such Release or seeks to revoke such Release before it becomes effective. In addition, if Executive violates the terms of Section 4, the continuing obligations of the Company to make the payments contemplated under Section 3(c)(ii), Section 3(c)(iii) or Section 3(d)(ii), as the case may be, shall immediately terminate.

Section 4. Restrictions.

(a) Executive shall at all times, both during the Employment Period and for a period of 12 months following the Termination Date (or, with respect to any trade secret, for so long as such trade secret retains its status as such under applicable law), keep strictly confidential and not use or disclose to any third party any trade secret, information, knowledge or data not generally known to the public which Executive may have learned, discovered, developed, conceived, originated, prepared or received during or as a result of Executive's employment by the Company or any Subsidiary or Affiliate with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, Agents, customers, clients, pricing of products or services, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of the Company or any Subsidiary or Affiliate (“Proprietary Information”). Executive acknowledges that Proprietary Information includes, without limitation, the business or other needs, requirements, preferences or other information relating to Agents and customers of the Company or any Subsidiary or Affiliate, acquisition targets of the Company or any Subsidiary or Affiliate and all information or data collected by the Company with reference thereto. Executive shall comply with any and all procedures which the Company may adopt from time to time to preserve the confidentiality of any trade secret or other confidential and proprietary information. Immediately upon the Termination Date, he shall (i) return to the Company all Proprietary Information he has received, regardless of how recorded, including all copies thereof made by him or any employee, agent or advisor of or to him, (ii) destroy (or cause to be destroyed) all materials incorporating or based on such Proprietary information, and (iii) certify in writing that the foregoing have been completed The Company may, in its sole discretion, upon or after the Termination Date, notify Executive’s new employer, clients or other parties that Executive has had access to certain trade secrets or other confidential and proprietary information which Executive is under a continuing obligation not to use or disclose. Notwithstanding the foregoing, the limitations imposed on Executive pursuant to this Section 4(a) will not apply to Executive’s disclosure pursuant to an order of a court or governmental agency, provided that Executive notifies the Company and affords it an opportunity to oppose such order. Notwithstanding the foregoing, “Proprietary Information” shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by the Executive.

(b) In order to protect the Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of 12 months following the Termination Date, Executive shall not, within the Restricted Territory (defined below), directly or indirectly engage in or become associated with any Competitive Activity (defined below). Executive will be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, employer, consultant, principal, officer, director, independent contractor, agent, partner, advisor or in any other capacity, with or without compensation, calling for the rendition of personal services with any Person that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such Person; provided, however, that Executive will not be prohibited from passive ownership of less than five percent (5%) of any publicly traded corporation that is in competition with the Company. “Competitive Activity” means (i) engaging in the planning and execution of commercial auctions, (ii) services and consultations related to commercial asset valuation, (iii) engaging any other services being offered by the Company on the Termination Date. “Restricted Territory” means the United States, Canada and anywhere else in the world that Executive has conducted or promoted the business of the Company or its Subsidiaries or Affiliates prior to the Termination Date. In the alternative, and only if the above territory is deemed by a court of competent jurisdiction to be unreasonable or otherwise invalid or unenforceable, then the Restricted Territory means New York State, California, and any other state or province in which Executive maintained an office or otherwise provided services to the Company during the term of this agreement.

(c) In order to protect the Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of 24 months following the Termination Date, Executive shall not, directly or indirectly, for his own account or as a partner, joint venturer, employee, agent, or consultant: (i) employ as an employee, engage as an independent contractor or agent or otherwise retain or solicit or seek to so employ, engage, retain or solicit any person who, during any portion of the two (2) years prior to the Termination Date was, directly or indirectly, employed as an employee, engaged as an independent contractor or Agent or otherwise retained by the Company or any Subsidiary or Affiliate; (ii) induce any Person (except for individuals considered to be clerical or secretarial staff) to leave his or her employment with the Company, terminate an independent contractor or Agent relationship with the Company or terminate or reduce any contractual relationship with the Company or any Subsidiary or Affiliate; or (iii) directly or indirectly induce or influence any Agent, customer, supplier, or other person that has a business relationship with the Company or any Subsidiary or Affiliate to discontinue or reduce the extent of such relationship.

(d) Both during and after the Employment Period, except as required by applicable law or compelled by legal process, neither Executive nor anyone acting on his behalf will (i) make any derogatory, disparaging or critical statement about the Company or any of its present or former officers, directors, employees, shareholders, Affiliates or Subsidiaries or (ii) without the prior written consent of the Company, communicate, directly or indirectly, with the press or other media concerning the Company or the present or former employees or business of the Company (other than incidental references to the Company or its business which are non-specific in nature and included as a part of Executive’s general market observations). Further, the Company agrees that, both during and after the Employment Period, except as required by applicable law or compelled by legal process, neither the Company nor anyone acting on its behalf will (i) make any derogatory, disparaging or critical statement about Executive or (ii) without the prior written consent of Executive, communicate, directly or indirectly, with the press or other media concerning Executive.

(e) All processes, improvements, formulations, ideas, inventions, designs and discoveries, whether patentable or not (collectively “Discoveries”) and all patents, copyrights, trademarks, and other intangible rights (collectively “Intellectual Property Rights”) that may be conceived or developed by Executive either alone or with others, during the Employment Period or any extension or renewal thereof, whether or not conceived or developed during working hours, and with respect to which any equipment, supplies, facilities, or trade secret information of the Company or any Subsidiary or Affiliate was used, or that related to the business of the Company or any Subsidiary or Affiliate or to the Company’s or any Subsidiary’s or Affiliate’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company or any Subsidiary or Affiliate, will be the sole property of the Company or a Subsidiary of Affiliate, as applicable. As provided in Section 2870 of the California Labor Code, the requirement to assign inventions hereunder shall not apply to an invention that Executive develops entirely on his own time without using the Company’s or any Subsidiary's or Affiliate’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate, at the time of conception or reduction to practice of the invention to the Company’s or any Subsidiary’s or Affiliate’s business, or actual or demonstrably anticipated research or development of the Company or any Subsidiary or Affiliate; or (ii) result from any work performed by Executive for the Company or any Subsidiary or Affiliate. Executive shall disclose to the Company all Discoveries and Intellectual Property Rights conceived during the Employment Period, or any extension or renewal thereof, which Executive believes meet the criteria set forth in California Labor Code Section 2870, whether or not the property of the Company or any Subsidiary or Affiliate under the terms of the preceding sentence.

(f) All Intellectual Property Rights that are subject to copyright protection and reduced to tangible form in whole or in part by Executive in the course of his employment shall be deemed to be a “work made for hire” as that term is used in 17 U.S.C. 101 et seq., and Executive shall take all actions reasonably requested by the Company in order for the Company to obtain or register copyrights in such material. Executive hereby assigns to the Company the entire right, title, and interest in and to all Discoveries and all Intellectual Property Rights which are to be the property of the Company or any Subsidiary or Affiliate under Section 4(e). Upon request of the Company, whether during or following Executive’s employment, Executive shall execute all such assignments, oaths, declarations, and other documents as may be prepared by the Company to effect the purposes of this paragraph. Upon request of the Company from time to time, whether during or following Executive’s employment, Executive shall provide the Company with all information, documentation, assistance, and other acts that the Company reasonably may request to evidence, perfect, enforce, transfer, or defend the Company’s proprietary rights in, to, or based upon Discoveries and/or Intellectual Property Rights which are to be the property of the Company or any Subsidiary or Affiliate under Section 4(e). Executive shall provide all such information, documentation, assistance, and other acts for no additional consideration other than actual and necessary out-of-pocket expenses that are incurred at the Company's request. Executive hereby irrevocably designates and appoints the Company as his attorney-in-fact and agent to act for and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.

(g) Executive shall abide by policies related to his employment by the Company applicable to comparable executives as they are promulgated by the Company from time to time.

(h) All telephone and cellular numbers used by Executive in performing services for the Company shall be property of the Company, provided that: (i) if the employment of Executive is terminated by the Company without Cause pursuant to Section 2(c) or by Executive for Good Reason pursuant to Section 2(d), then Executive may retain Executive’s cellular number; and (ii) Kirk Dove’s personal cell phone number (650-207-0627) shall be the property of Kirk Dove and the Company shall reasonably cooperate to transfer ownership of such phone number to Kirk Dove.

(i) Because the breach or attempted or threatened breach of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other remedies, to a decree of specific performance thereof and to a temporary and permanent injunction enjoining such breach, without the necessity of posting bond or furnishing any similar security. The parties’ obligations under this Section 4 will survive any termination of Executive’s employment or this Agreement.

Section 5. Acknowledgments By Executive.

Executive understands that the restrictions contained in Section 4 may limit the ability of Executive to earn a livelihood in a competing business, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the education, skills and ability of Executive), Executive does not believe would prevent him from earning a livelihood. Executive further acknowledges that this Agreement would not have been entered into and the benefits described in Section 1 and Section 3 would not have been promised in the absence of Executive’s promises under Section 4.

Section 6. Tax Withholding and Setoff.

The Company may withhold from any compensation or severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. The Company shall have the right to set off any payments owed to Executive under this Agreement against amounts owed to Company or its Affiliates or Subsidiaries by Executive, provided, however, that such set off shall be made only if the set off does not cause the imposition of tax or additions to tax pursuant to section 409A(a)(l) of the Code.

Section 7. Definitions.

(a) “Affiliate” means any other Person controlling, controlled by, or under common control with the Company, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

(b) “Agent” means any Person which has received or is entitled to receive a commission from the Company related to the sale or marketing of the Company’s products or services.

(c) “Cause” means actions or omissions by Executive: (i) constituting fraud, larceny, embezzlement, conversion or otherwise involving the misappropriation of assets of the Company or any Subsidiary or Affiliate or any other illegal conduct with respect to the Company or any Subsidiary or Affiliate which acts are harmful to, either financially, or to the business reputation of, the Company or any Subsidiary or Affiliate; (ii) constituting gross negligence or intentional misconduct; (iii) resulting in a conviction (or a plea of guilty or no contest) for any felony or any crime of moral turpitude; (iv) constituting habitual alcohol or substance abuse; (v) constituting a material breach of this Agreement which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof; (vi) constituting a material failure by Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure; (vii) resulting in an unauthorized breach of the CRB’s Code of Conduct; or (viii) constituting a breach of the fiduciary duty owed by Executive to the Company or any Subsidiary or Affiliate which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof.

(d) “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Disability shall be determined by a physician acceptable to both the Company and Executive, or, if the Company and Executive cannot agree upon a physician within 15 days after the Company claims that Executive is suffering from a Disability, by a physician selected by two physicians, one designated by each of the Company and Executive. Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of Executive's inability to perform his duties hereunder.

(e) “Good Reason” means, during the Employment Period and without Executive’s consent: (i) a material diminution of Executive’s title, reporting structure, position or responsibilities; (ii) a material reduction in the Base Salary; (iii) any other action or inaction by the Company that constitutes a material breach of this Agreement; (iv) the Company’s decision to relocate Executive’s place of business more than 50 miles from its current location; and (v) a material reduction in Executive’s employee benefits other than a reduction which applies equally to all Company and CRB employees of comparable position and experience. Executive shall communicate any purported termination by Executive for Good Reason by a written Notice of Termination for Good Reason to the Company in accordance with Section 8 of this Agreement. For the purposes of this Agreement, a Notice of Termination for Good Reason shall mean a notice by Executive specifying the existence of one or more of the conditions described in this Section 7(e) within forty-five (45) days after the initial existence of the condition. Upon receipt of that notice, the Company shall have a period of thirty (30) days to remedy the condition or conditions specified in the Notice of Termination for Good Reason. The Notice of Termination for Good Reason must specify a Termination Date of not more than thirty (30) days after the last day of the Company’s cure period. If the Company remedies the condition within the 30-day period, the Notice of Termination for Good Reason shall become ineffective and the Company shall have no obligations under this Agreement as a result of it.

(f) “Notice of Termination” means a written notice that indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.

(g) “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) “Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or similar governing body or manager, as applicable) are, at the time as of which any determination is being made, owned by the Company either directly or indirectly.

Section 8. Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

Heritage Global Partners, Inc. c/o Counsel RB Capital Inc.

267 Central Avenue

White Plains, NY 10606

Fax: (914) 614-1801

Attention: Jonathan Reich and Ronald Schinik

with a copy to:

1 Toronto St., Suite 700

Toronto, ON M5C 2V6

Facsimile: (416) 866-3061

Attention: Allan Silber and R. Adam Levy

If to Executive:

330 Hatch Drive

Foster City, California 94404

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. or Canadian mail.

Section 9. Section 409A Savings Clause.

(a) Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of section 409A of the Code, and the rules set forth in this Section 9 shall apply with respect to any payments (but only such payments) that may be subject to section 409A of the Code notwithstanding any other provision of this Agreement.

(b) Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 3(e) shall be made, if at all, in accordance with this Section 9(b), and only if Executive has delivered to the Company a properly executed Release for which all legally mandated revocation rights of Executive have expired prior to the sixtieth (60th) day following the Termination Date. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Executive and ends in a second taxable year of Executive, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required delay pursuant to Section 9(c), if applicable. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the time specified in this Section 9(b), Executive shall forfeit all rights to any payments under Sections 3(c)(ii) and 3(d)(ii) of this Agreement.

(c) Delayed Payments. (i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Section 9(c) shall apply as required by section 409A of the Code. Any payment that is considered deferred compensation under section 409A of the Code payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) Separation from Service. For purposes of this Agreement, the phrase termination of employment or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg.§ 1.409A-l(h).

(e) Series of Payments. For purposes of the application of Treas. Reg.§ 1.409A-l(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment.

Section 10. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if the scope of any provision in Section 4 is found to be too broad to permit enforcement of such provision to its full extent, the parties consent to judicial modification of such provision and enforcement to the maximum extent permitted by law.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the obligations contained in Section 4 herein shall be deemed to supplement, rather than supersede or preempt, the obligations contained in Sections 7.1 and 7.2 of that certain Share Purchase Agreement by and among Company, Kirk and Ross Dove, as Sellers, and CRB.

(c) Counterparts. This Agreement may be executed in separate counterparts (and the same may be delivered by means of facsimile or PDF file), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Choice of Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws principles. Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of Los Angeles, California, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

(f) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and/or waived only with the prior written consent of the Company and Executive.

(h) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for men of his age and condition.

(i) Independent Legal Advice. Executive acknowledges that he has had the opportunity to seek independent legal and tax advice in his review of this Agreement, and that he has not relied on any statements by Company, its Subsidiaries and Affiliates, or their legal counsel with regard to the same.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

HERITAGE GLOBAL PARTNERS, INC.
By:	/s/ Allan C. Silber
Name:	Allan C. Silber
Its:	Chairman

Ross Dove

[Signature Page – Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

HERITAGE GLOBAL PARTNERS, INC.
By:
Name:	Allan C. Silber
Its:	Chairman

/s/ Ross Dove
Ross Dove

[Signature Page – Employment Agreement]